Exhibit 4.4

SIXTH SUPPLEMENTAL INDENTURE

SOUTHWESTERN ENERGY COMPANY 7.500% SENIOR NOTES DUE 2026

THIS SIXTH SUPPLEMENTAL INDENTURE (“Sixth Supplemental Indenture”) dated as of August 30, 2021 among (i) SOUTHWESTERN ENERGY COMPANY, a Delaware corporation (the “Company”), (ii) A.W. REALTY COMPANY, LLC, a Texas limited liability company, ANGELINA GATHERING COMPANY L.L.C., a Texas limited liability company, SWN DRILLING COMPANY, LLC, a Texas limited liability company, SWN E & P SERVICES, LLC, a Texas limited liability company, SWN ENERGY SERVICES COMPANY, LLC, a Texas limited liability company, SWN INTERNATIONAL, LLC, a Delaware limited liability company, SWN MIDSTREAM SERVICES COMPANY, LLC, a Texas limited liability company, SWN PRODUCER SERVICES, LLC, a Texas limited liability company, SWN PRODUCTION COMPANY, LLC, a Texas limited liability company, SWN PRODUCTION (OHIO), LLC, a Texas limited liability company, SWN WATER RESOURCES COMPANY, LLC, a Texas limited liability company, and SWN WELL SERVICES, LLC, a Texas limited liability company (each Person in this clause (ii), a “Guaranteeing Subsidiary,” and collectively, the “Guaranteeing Subsidiaries”), each, a subsidiary of the Company, and (iii) U.S. BANK NATIONAL ASSOCIATION, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company has heretofore executed and delivered to the Trustee a base indenture (the “Base Indenture”), dated as of September 25, 2017, a first supplemental indenture (the “First Supplemental Indenture”), dated as of September 25, 2017, a second supplemental indenture (the “Second Supplemental Indenture”), dated as of April 26, 2018, a third supplemental indenture (the “Third Supplemental Indenture”), dated as of December 3, 2018 and a fifth supplemental indenture (the “Fifth Supplemental Indenture,” and the Base Indenture as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and the Fifth Supplemental Indenture, the “Indenture”), dated as of December 10, 2020, providing for the issuance of 7.500% Senior Notes due 2026 (the “Notes”);

WHEREAS, the Company has solicited consents from the Holders of the Notes pursuant to the Offer to Purchase and Consent Solicitation Statement, dated August 16, 2021 (the “Offer to Purchase”), to certain proposed amendments to the Indenture with respect to the Notes as described in the Offer to Purchase and set forth in Section 2 of this Sixth Supplemental Indenture;

WHEREAS, pursuant to Section 10.02 of the Base Indenture, the Company, each Guaranteeing Subsidiary and the Trustee are authorized to execute and deliver this Sixth Supplemental Indenture with the consent of the Holders of at least a majority of the outstanding aggregate principal amount of the Notes in order to amend the Indenture as set forth in Section 2 of this Sixth Supplemental Indenture;

WHEREAS, the Company has received and caused to be delivered to the Trustee evidence of the consents from Holders of a majority in outstanding aggregate principal amount of the Notes (excluding any Notes owned by the Company or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company);

WHEREAS, all acts and requirements necessary to make this Sixth Supplemental Indenture a legal, valid and binding obligation of the Company have been done; and

WHEREAS, the Company has requested and hereby requests that the Trustee join with the Company and the Guaranteeing Subsidiaries in the execution of this Sixth Supplemental Indenture and the Company has provided the Trustee with a Board Resolution authorizing the execution of and approving this Sixth Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, each Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Base Indenture.

2. Certain Amendments to the Indenture and the Notes. The following amendments to the Indenture shall apply only with respect to the Notes and not to the other series of Securities established by the Indenture. The following amendments shall apply with respect to the Notes:

(a)     Section 3.05 of the Base Indenture, “Reports by the Company” is amended so that such covenant is inapplicable to the Notes, except insofar as such section is applicable to the Company’s obligations under the Trust Indenture Act;

(b)    Section 3.07 of the Base Indenture, “Limitation on Liens”, and Section 5.01 of the First Supplemental Indenture, “Limitation on Liens”, are amended so that such covenants are inapplicable to the Notes;

(c)    Section 3.08 of the Base Indenture, “Limitation on Sale-Leaseback Transactions”, and Section 5.02 of the First Supplemental Indenture, “Restriction on Sale-Leaseback Transactions”, are amended so that such covenants are inapplicable to the Notes;

(d)    subsection (iii) of Section 6.01(a) of the Base Indenture, “Events of Default” is amended so that such provision is inapplicable to the Notes, except insofar as such subsection is applicable to the Company’s obligations under Section 3.06 of the Base Indenture and Sections 5.03 and 5.04 of the First Supplemental Indenture and the Company’s obligations under the Trust Indenture Act; and

(e)    Section 5.02(a) of the Base Indenture, “Notice of Redemption; Partial Redemption,” is amended to reduce the minimum optional redemption notice period with respect to the Notes from 30 days to two Business Days.

(f)    Any and all references in the Indenture to the sections in the Base Indenture or the First Supplemental Indenture that are amended pursuant to this Section 2 shall be deemed to be amended with respect to the Notes in their entirety.

(f) Any provision contained in the Notes that relates to the sections in the Base Indenture that are amended pursuant to this Section 2 shall likewise be amended so that any such provision contained in such Note will conform to and be consistent with the Indenture, as amended by this Sixth Supplemental Indenture.

3. Trust Indenture Act Controls. If any provision of this Sixth Supplemental Indenture limits, qualifies or conflicts with another provision of the Indenture or this Sixth Supplemental Indenture that is required to be included in the Indenture or this Sixth Supplemental Indenture by the Trust Indenture Act, as in effect on the date of the Indenture (in the case of the Indenture) or on the date of this Sixth Supplemental Indenture (in the case of this Sixth Supplemental Indenture), the provision required by the Trust Indenture Act shall control.

4. No Recourse Against Others. An incorporator, director, officer, employee, stockholder, member, partner or controlling person, as such, of the Company or any Guaranteeing Subsidiary shall not have any liability for any obligations of the Company under the Notes, the Indenture or this Sixth Supplemental Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability.

5. Successors. All agreements of the Company and the Guaranteeing Subsidiaries in this Sixth Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Sixth Supplemental Indenture shall bind its successors.

6. Severability. In case any provision in this Sixth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

7. Governing Law.

(a) THIS SIXTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO AND THE HOLDERS OF THE NOTES BY THEIR ACCEPTANCE THEREOF EACH HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SIXTH SUPPLEMENTAL INDENTURE, OR THE NOTES OR ANY TRANSACTION RELATED HERETO OR THERETO TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW.

(b) The Company and each Guaranteeing Subsidiary hereby:

(i) agrees that any suit, action or proceeding against it arising out of or relating to this Sixth Supplemental Indenture, the Indenture or the Notes, as the case may be, may be instituted in any federal or state court sitting in The City of New York;

(ii) waives to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding, and any claim that any suit, action or proceeding in such a court has been brought in an inconvenient forum;

(iii) irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding;

(iv) agrees that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding may be enforced in the courts of the jurisdiction of which it is subject by a suit upon judgment; and

(v) agrees that service of process by mail to the addresses specified herein shall constitute personal service of such process on it in any such suit, action or proceeding.

(c) Nothing in Section 7(b) shall affect the right of the Trustee or any Holder of the Notes to serve process in any other manner permitted by law.

8. Notices. Any notice or communication shall be in writing and delivered in person or mailed by first-class mail, postage prepaid, addressed as follows:

(a) if to the Company: to the address for the Company specified in or pursuant to the Indenture; and

(b) if to the Trustee: to the address for the Trustee specified in or pursuant to the Indenture.

The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

9. Counterparts. The parties may sign any number of copies of this Sixth Supplemental Indenture. One signed copy is enough to prove this Sixth Supplemental Indenture. This Sixth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be an original, but all of them together represent the same agreement. The exchange of copies of this Sixth Supplemental Indenture and of signature pages by facsimile or electronic (i.e., “pdf” or “tif”) transmission shall constitute effective execution and delivery of this Sixth Supplemental Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic (i.e., “pdf” or “tif”) transmission shall be deemed to be their original signatures for all purposes.

10. Headings. The headings of the Sections of this Sixth Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

11. Trustee. The Trustee shall not be responsible and makes no representation as to the validity, sufficiency or adequacy of this Sixth Supplemental Indenture, and it shall not be responsible for the recitals or statements in this Sixth Supplemental Indenture or in any document issued in connection with the Notes, the Indenture or this Sixth Supplemental Indenture, all of which are made solely by the Company and the Guaranteeing Subsidiaries, and the Trustee assumes no responsibility for their correctness.

12. Patriot Act. The parties hereto acknowledge that, in accordance with Section 326 of the USA PATRIOT Act, the Trustee (like all financial institutions) is required to obtain, verify and record information that identifies each Person or legal entity that opens an account. The parties hereto agree that they will provide the Trustee with such information as it may reasonably request in order for the Trustee to satisfy the requirements of the USA PATRIOT Act.

13. Effect and Effectiveness.

(a) This Sixth Supplemental Indenture supplements the Indenture and shall be a part, and subject to all the terms, thereof. The Indenture, as supplemented and amended by this Sixth Supplemental Indenture, is in all respects ratified and confirmed, and the Indenture and this Sixth Supplemental Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this Sixth Supplemental Indenture supersede any conflicting provisions included in the Indenture unless not permitted by law. The Trustee accepts the trusts created by the Indenture, as supplemented by this Sixth Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as supplemented by this Sixth Supplemental Indenture.

(b) This Sixth Supplemental Indenture shall become effective and operative as of the date hereof upon the execution and delivery hereof by the Company, the Guaranteeing Subsidiaries and the Trustee.

(c) Pursuant to Section 10.02(c) of the Base Indenture, the Company shall furnish the Trustee for distribution to the Holders of Notes with a written notice that sets forth the date when the amendments provided for in Section 2 hereof shall have become operative, along with a brief description of such amendments. Unless and until the Trustee receives such written notice, the Trustee can presume that the amendments have not become operative.

[Signatures page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Supplemental Indenture to be duly executed and attested, all as of the date first above written.

SOUTHWESTERN ENERGY COMPANY

By:	/s/ Carl Giesler, Jr.
Name:	Carl Giesler, Jr.
Title:	Executive Vice President and Chief Financial Officer

A.W. REALTY COMPANY, LLC
ANGELINA GATHERING COMPANY, L.L.C.
SWN DRILLING COMPANY, LLC
SWN E & P SERVICES, LLC
SWN ENERGY SERVICES COMPANY, LLC
SWN INTERNATIONAL, LLC
SWN MIDSTREAM SERVICES COMPANY, LLC
SWN PRODUCER SERVICES, LLC
SWN PRODUCTION COMPANY, LLC
SWN PRODUCTION (OHIO), LLC
SWN WATER RESOURCES COMPANY, LLC
SWN WELL SERVICES, LLC

By:	/s/ Carl Giesler, Jr.
Name:	Carl Giesler, Jr.
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Sixth Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION, AS TRUSTEE

By:	/s/ Alejandro Hoyos
Name:	Alejandro Hoyos
Title:	Vice President

[Signature Page to Sixth Supplemental Indenture]